CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in this Registration Statement of Contour Medical, Inc. on Form S-1 of our reports dated July 21, 1995, on the financial statements of AmeriDyne Corporation. We also consent to the reference to our Firm under the caption "Experts" in the Prospectus.

/s/ Cowart & Rich, Certified Public Accountants, P.C.
COWART & RICH, CERTIFIED PUBLIC ACCOUNTANTS, P.C.
June 25, 1996